EXHIBIT 4 (bb)

                                   ----------

                             THE TIREX CORPORATION

                                   ----------

                                Amendment to 10%
                       Convertible Subordinated Debenture,
                       Securities Purchase Agreement, and
                          Registration Rights Agreement

      This Amendment is made as of September 8, 1998 between ___________________ (the "Debentureholders") and The Tirex Corporation ("Tirex")

      Whereas, on April 9, 1998, the Debentureholders purchased from Tirex a unit (the "Unit") of Tirex's securities, consisting of one 10% Convertible Subordinated Debenture (the "Debenture") in the principal amount of US $250,000, redeemable at 125% of face value plus interest one year from the date of issuance (the "Maturity Date"), and warrants to purchase an aggregate of one million (1,000,000) shares of the common stock of Tirex at a per share price of $.001 (the "Warrants");

      Whereas, Tirex was, at the time of the Debentureholder's purchase of the Unit, and currently remains, a thinly capitalized development stage Company;

      Whereas, the purchase and sale of the securities comprising the Unit were effected pursuant to the terms of a securities purchase agreement (the
"Securities Purchase Agreement") and a registration rights agreement (the "Registration Rights Agreement") between Tirex and the Debentureholders, dated April 9, 1998;

      Whereas, Paragraph (b) of Article 2 of the Registration Rights Agreement provides for liquidated damages (the "Liquidated Damages") to be paid by Tirex for each thirty-day period subsequent to September 8, 1998 during which the registration statement filed by Tirex on May 21, 1998 (the "Registration Statement"), registering the common stock underlying the Debenture and Warrants, has not been declared effective, unless the delay in achieving effectiveness is caused by the Securities and Exchange Commission;

      Whereas, because of unforeseen circumstances, and notwithstanding the continuing best efforts of Tirex to have the Registration Statement declared effective as expeditiously as possible, as of the date hereof, the Registration Statement has not yet been declared effective and the Company is not able to state at this time, when the said Registration Statement will be declared effective;

      Whereas, the Debentureholders believe that it would not be in their best interests, as investors in Tirex, to require Tirex to: (i) carry the Debentures on its financial statements as a short-term liability due and payable within the current fiscal year, thereby diminishing Tirex's ability to obtain bank or other short-term debt financing; or (ii) pay the Liquidated Damages, because such obligation would constitute a significant financial burden which, at this stage of the development of Tirex's business, could cause substantial and possibly irreparable adverse financial consequences which could seriously delay, and possibly destroy, Tirex's ability to commence its TCS-1 Plant manufacturing and TCS-1 Plant Operating businesses, on commercial bases;

      Whereas, subsequent to April 9, 1998, the parties amended the Debenture and the Securities Purchase Agreement to provide that the Debenture would not be convertible during the period commencing on the date preceding the filing by Tirex of the Registration Statement and terminating on the earlier of: (i) 120 days from the filing of the Registration Statement with the Securities and Exchange Commission; or (ii) the effective date of the said Registration Statement;

      Whereas, the parties believe it is in their mutual best interests: (i) to extend the Maturity Date of the Debenture to December 31, 1999; (ii) to have the Debenture (including all interest accrued thereon through the date of conversion) be immediately convertible; and (iii) in consideration for the accommodations hereby made by the Debentureholders, pending the effective date of the Registration Statement, to reduce the conversion ratio of the Debenture, on a monthly basis, at a rate of one percent (1%) of the average closing bid price of Tirex's common stock for each month between September 11, 1998 and December 11, 1998, and one and one-half percent (1.5%) per month for each month between December 12, 1998 and April 11, 1999;

      Whereas, Tirex has also agreed, upon effectiveness of the Registration Statement, to provide the Debentureholders and/or their broker, with such quantity of prospectuses as are reasonably necessary to effect the resale of shares of Tirex common stock underlying the Debentures and Warrants.

      Now, therefore, in consideration of the premises and of the mutual promises hereinafter set forth, the parties agree as follows:

A.  AMENDMENT OF DEBENTURE

1. Maturity Date. The Maturity Date of the Debenture is hereby amended such that all unpaid principal and all accrued and unpaid interest thereon shall be due and payable on December 31, 1999.

2. Amendment of Article 1. Conversion, Redemption and Registration

      Paragraphs (a), (b) and (g) of Article 1 of the Debenture are hereby amended so as to read as follows:

      1. CONVERSION, REDEMPTION AND REGISTRATION.

      (a) This Debenture is convertible in whole or in part at any time into that number of shares of the Company's common stock, par value $.001 per share ("Common Stock") as is obtained by dividing the then unpaid principal face value of the Debenture by an amount equal to a percentage of seventy-five percent (75%) (the "Conversion Ratio") of the closing bid price of the Common Stock on a securities exchange or on the National Association of Securities Dealers, Inc. ("NASD") Over-the-Counter Electronic Bulletin Board System (the "Market Price"), on the trading date immediately preceding the date upon which notice of conversion is properly provided to the Company by the holder (the "Conversion Date"), subject to reduction as set forth below.

      Until such time as the Registration Statement on Form SB-2 (Registration No. 333-53255), registering the shares issuable upon the conversion of this Debenture (the "Registration Statement"), has been declared effective, the Conversion Ratio shall be reduced, on a monthly basis, at a rate of one percent (1%) of the Market Price on the date preceding the Conversion Date, for each month between September 11, 1998 and December 10, 1998, and at a rate of one and one-half percent (1.5%) per month for each month between December 11, 1998 and July 10, 1999, as follows:

                     CONVERSION DATE:                      CONVERSION RATIO
                     ----------------                      ----------------

            April 9, 1998 - September 10, 1998                   75%

            September 11, 1998 - October 10, 1998                74%

            October 11, 1998 - November 10, 1998                 73%

            November 11, 1998 - December 10, 1998                72%

            December 11, 1998 - January 10, 1999                 70.5%

            January 11, 1999 - February 10, 1999                 69%

            February 11, 1999 - March  10, 1999                  67.5%

            March 11, 1999 - April 10, 1999                      66%

            April 11, 1999 - May 10, 1999                        64.5%

            May 11, 1999 - June 10, 1999                         63%

            June 11, 1999 - July 10, 1999                        61.5%

      If the Common Stock is not listed on any securities exchange at the time a notice of conversion is issued, the conversion price shall be such price as is determined as the fair and reasonable price a third party not affiliated with the Company would pay for the Common Stock as determined by the Board of Directors. At the election of the Payee, all accrued but unpaid interest hereon may also be converted into Common Stock in the manner prescribed herein. Such shares of Common Stock are referred to herein as the "Conversion Shares." This Debenture may be partially converted and in case of such partial conversion, the Company, upon surrender hereof, will deliver to the Holder a new Debenture representing the principal face value which has not been converted.

      (b) This Debenture is convertible into shares of Common Stock at any time. The Holder hereof shall have no conversion rights following payment in full of the principal and interest owed by the Company to the Holder hereof. The conversion rights represented by this Debenture may be exercised, in whole or in part, by the Holder at any time, and from time to time, by delivery of: (i) this Debenture for cancellation; and (ii) written notice to the Company of the amount of the Debenture to be converted. Such delivery shall be made at the principal executive office of the Company (or at such other office or agency of the Company as it may designate), and may be made by fax with telephone confirmation of receipt of such fax by the Company's corporate counsel. Any delivery made by fax herewith shall be followed by delivery of the originals of such documents, by mail. This Debenture shall be deemed to have been converted, in whole or in part to the extent specified, immediately prior to the close of business on the date on which delivery by fax (with telephone confirmation of receipt) shall be made. Upon receipt of the foregoing, the Company shall immediately authorize its transfer agent, Continental Stock Transfer & Trust Company, Inc. to (i) issue the Conversion Shares; and (ii) deliver the certificate representing such Conversion Shares to the Holder as the Holder shall direct.

      (g) The Company shall use its best efforts to cause the Registration Statement to be declared effective by the SEC as soon as practicable and to keep such registration statement effective at all times until the delivery of a prospectus is no longer required in connection with the sale of the Conversion Shares. Moreover, if at any time the Registration Statement is not effective, the Company intends to file an unrelated registration statement, other than a registration statement on Form S-8, under the Securities Act, then, not later than twenty days prior to the intended filing date for such registration statement, the Company shall give written notice to the Holder of its intention to file a registration statement and the Holder shall have the right, upon written instructions, received by the Company within ten days of the intended filing date of the registration statement, to have included in such registration statement the number of Conversion Shares issued or issuable to them as such Holder shall so instruct. The Company shall use its best efforts to cause such registration statement to be declared effective by the SEC as promptly as possible and to keep such registration statement effective at all times, as set forth above.

B. AMENDMENT OF SECURITIES PURCHASE AGREEMENT

1. Amendment of Article 1. Purchase and Sale of Securities

      Article 1 of the Securities Purchase Agreement is hereby amended to as to read as follows:

            1. Purchase and Sale of Securities. Upon the basis of the representations and warranties, and subject to the terms and conditions set forth in this Agreement, the Company covenants and agrees to sell to the Purchaser on the Closing Date (as hereinafter defined) 10 Units, each consisting of: (i) a 10% Convertible Subordinated Debenture in the principal amount of $25,000 United States Dollars (each a "Debenture"); and (ii) 100,000 Warrants to purchase a like number of shares of its Common Stock, par value $.001 per share (the "Common Stock") at an exercise price of $.001 per share (the "Warrants"). The Debenture is convertible, at any time, in accordance with the terms and conditions of the Debenture, as amended the date hereof.

            The Company has filed a registration statement under the Act covering the Conversion Shares. The Company will use its best efforts to cause such registration statement to be declared effective by the SEC as promptly as practicable. If a Debenture is not converted, it may be redeemed by the holder any time after maturity at 125% of the principal amount of the Debenture plus all interest accrued thereon.

C. AMENDMENT OF REGISTRATION RIGHTS AGREEMENT

1. Elimination of Article 2(b)

      Paragraph (b) of Article 2 of the Registration Rights Agreement, is hereby canceled, terminated, void and of no further force or effect to the end that Tirex shall have no obligations or liabilities under the said Paragraph 2(b), and the Debentureholders do hereby remise, release, discharge, indemnify and hold harmless Tirex, and each shareholder, officer, director, affiliate, associate, agent, and employee of Tirex of and from manner of actions and cause of action, suits, debts, dues, accounts, bonds, wages, benefits, covenants, contracts, agreements, judgments, claims and demands whatsoever in law or in equity, and including without limitation all such actions, claims and demands, etc. arising out of, being based upon, or being in any way connected with or related to the said Paragraph 2(b).

D. FURTHER AMENDMENTS

      To the extent necessary to give effect to the amendments, contained herein (the "Amendments"), to the Debenture, Securities Purchase Agreement, and Registration Rights Agreement, all remaining provisions of such agreements, which may be inconsistent with the Amendments, are hereby deemed amended so as to be consistent with the intents and purposes of, and are included among, the Amendments.

E. NO OTHER AMENDMENTS

      Except as expressly provided in this Amendment, all of the terms and conditions of the Debenture, Securities Purchase Agreement, and Registration Rights Agreement remain in full force and effect.

F. TIMELY DELIVERY OF PROSPECTUS

      The Company hereby agrees that upon effectiveness of its registration statement on Form SB-2 registering the resale of the shares underlying the Debentures and Warrants, it will promptly provide the Debentureholders and/or their broker with a reasonably sufficient quantity of Prospectus to effect such resales.

G. COUNTERPARTS

      This Amendment may be executed in any number of counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one Amendment.

      In Witness Whereof, the parties hereto have caused this Amendment to be executed the day and year first above written.


                                            THE TIREX CORPORATION

                                            By _________________________________
                                            ____________________________________
                                            ____________________________________